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                                AMPEX CORP /DE/


     Filing Type:   4
     Description:   Statement of Changes of Beneficial
                    Ownership
     Filing Date:
     Period End:


Primary Exchange:   American Stock Exchange
          Ticker:   AXC



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AMPEX CORP/DE/ - 4 - Statement of Changes of Beneficial Ownership    Date Filed:
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

------                                             -----------------------------
FORM 4                                                      OMB APPROVAL
------                                             -----------------------------
[_] Check this box if no longer                    OMB Number:         3235-0287
    subject to Section 16. Form 4                  Expires:    December 31, 2001
    or Form 5 obligations may                      Estimated average burden
    continue. See Instruction 1(b).                hours per response ...... 0.5
                                                   -----------------------------


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


                  (Print or Type Responses)
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1. Name and Address of Reporting Person*

  McKibben,                          Craig                            L.
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  (Last)                             (First)                         (Middle)

   135 East 57th Street
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                                    (Street)

  New York,                            NY                            10022
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Ampex Corporation (AXC)
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3. IRS Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year

        07/01
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5. If Amendment, Date of Original   (Month/Year)


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AMPEX CORP/DE/ - 4 - Statement of Changes of Beneficial Ownership    Date Filed:
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6. Relationship of Reporting Person(s) to Issuer
       (Check All applicable)


             X    Director                         10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)

                       Vice President, Treasurer
                   ----------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X]  Form filed by One Reporting Person

   [ ]  Form filed by More Than One Reporting Person

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
                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3,4 and 5)            Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
 Class A Common Stock          07/11/01     S             1,800     D        $0.30          Note 1          D
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Note 1: 212,856 shares owned directly; 393,750 shares subject to outstanding options held under the Company's 1992 Stock Incentive Plan; 150,000 shares subject to outstanding options granted by Sherborne Holdings Incorporated; and 2,811,272 shares owned by the Ampex Retirement Master Trust of which filer is co-administrator but has no pecuniary interest in said shares.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).


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AMPEX CORP/DE/ - 4 - Statement of Changes of Beneficial Ownership    Date Filed:
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FORM 4 (continued)


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transacation   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4  and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:



                               /s/ Craig L. McKibben                08/08/01
                              -------------------------------    --------------
                              **Signature of Reporting Person         Date
                                   Craig L. McKibben


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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